January 23, 2001                                Registration No. 333-29885
Prospectus Supplement No. 7                     Filed Pursuant to Rule 424(b)(3)
to Re-Offer Prospectus dated June 24, 1997      and Rule 424(c)
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                           PROSPECTUS SUPPLEMENT NO. 7
                                       to
                     RE-OFFER PROSPECTUS DATED JUNE 24, 1997

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                       HUNGARIAN TELEPHONE AND CABLE CORP.

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         The following information updates the "Selling  Stockholders"  section,
in  its  entirety,   of  the  re-offer  prospectus  dated  June  24,  1997  (the
"Prospectus") covering reoffers and resales by affiliates of Hungarian Telephone and Cable Corp. and others of common stock, par value $0.001 per share, which were acquired, or may be acquired, under Hungarian Telephone and Cable Corp.'s 1992 Incentive Stock Option Plan, as amended, Non-Employee Director Stock Option Plan, or certain employment agreements between Hungarian Telephone and Cable Corp. and certain persons. The Prospectus was filed with the Securities and Exchange Commission as part of Registration Statement No. 333-29885.

         The "Selling Stockholders" section is updated and restated in its entirety as follows:

                              SELLING STOCKHOLDERS

         The Shares that may be offered for sale from time to time by the Selling Stockholders consist of Shares that were acquired or may be acquired by such Selling Stockholders pursuant to either the Incentive Plan or the Director Plan or certain of some of their individual employment agreements.

         The following table sets forth the name of each Selling Stockholder, the nature of his position with the Company, the number of Shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of Shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                                            Shares
                                  Shares        Shares      Owned
                                  Owned Prior   Offered     After
Name and Title                    to Offering   Hereby      Offering     Percent
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Francis J. Busacca, Jr.           61,990         59,990      2,000            *
former Chief Financial Officer

Frank R. Cohen                    81,750         56,750     25,000            *
former Director, Chief
Financial Officer and
Treasurer

                                                                     (continued)

                                                          Shares
                                  Shares        Shares    Owned
                                  Owned Prior   Offered   After
Name and Title                    to Offering   Hereby    Offering      Percent
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Daryl A. Ferguson                 10,413          5,000    5,413            *
Director

Ole Finderup                       5,000          5,000        0            *
Manager

David A. Finley                   20,000         20,000        0            *
former Director

Robert Genova                    303,247        247,247   56,000            *
former Director, President
and Chief Executive Officer

William McGann                    12,200         11,000    1,200            *
Controller

James G. Morrison                 82,500         82,500        0            *
former Director, President
and Chief Executive Officer

Andrew E. Nicholson               36,400         36,400        0            *
former Senior Vice President

Peter T. Noone                    62,600         62,500      100            *
General Counsel

Donald K. Roberton               200,000        200,000        0            *
former Vice Chairman

John B. Ryan                      31,000         30,000    1,000            *
Director

William E. Starkey                25,000         25,000        0            *
Director

Leonard Tow                        5,000          5,000        0            *
Director

Daniel R. Vaughn                  20,000         20,000        0            *
former Vice President
                             -----------------------------------
                                 957,100        866,387   90,713

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* Represents as to each Selling Stockholder less than 1% of the shares of Common
  Stock outstanding.

Note: 48,600 of such shares previously offered were subsequently sold. The remaining 231,510 Shares offered in this Re-Offer Prospectus may be re-offered from time to time by certain of the officers and directors listed above or by other officers and/or directors. This Re-Offer Prospectus will be supplemented by amendment from time to time as their names and the amounts of Shares to be re-offered become known.
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   The date of this Re-Offer Prospectus Supplement No. 7 is January 23, 2001.